Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

COEPTIS THERAPEUTICS HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $0.0001 par value (2)	457(o)		$8,000,000	$881.60
	Equity	Warrants (2)(3)	457(g)
	Equity	Pre-Funded Warrants (2)(3)	457(g)
	Equity	Shares of Common Stock, par value $0.0001 per share, issuable upon exercise of Warrants	457(o)		$8,000,000	$881.60
	Equity	Shares of Common Stock, par value $0.0001 per share, issuable upon exercise of Pre-Funded Warrants	457(o)		(2)
	Total Offering Amounts				$16,000,000	$1,763.20
	Total Fees Previously Paid					$1,763.40
	Total Fee Offsets					$0
	Net Fee Due					$0

(1)	Calculated pursuant to Rule 457(o), based on the Proposed Maximum Aggregate Offering Price.
(2)	The proposed maximum aggregate offering price of the common stock will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants issued in the offering, and the proposed maximum aggregate offering price of the pre-funded warrants to be issued in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any common stock issued in the offering. Accordingly, the proposed maximum aggregate offering price of the common stock, warrants and pre-funded warrants (including the common stock issuable upon exercise of the pre-funded warrants), if any, is $8,000,000.
(3)	No fee pursuant to Rule 457(g) of the Securities Act.